Exhibit 107

Filing Fee Table

           S-8

(Form Type)

OneConstruction Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value $0.0001 per share(2)	Rule 457(c) and Rule 457(h)	3,000,000	$2.38	$7,140,000.00	0.00015310	$1,093.14
	Total Offering Amounts					$7,140,000.00		$1,093.14
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$1,093.14

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers ordinary shares, par value of $0.0001 per share (the “Ordinary Shares”), of OneConstruction Group Limited (the “Registrant”) issuable pursuant to the OneConstruction Group Limited 2025 Equity Incentive Plan (the “2025 Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the 2025 Plan to prevent dilution from share splits, share dividends, or similar transactions as provided in the 2025 Plan.

(2)	Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Ordinary Shares on March 14, 2025, as reported on the Nasdaq Capital Market.